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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                    FORM 8-K




                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




               Date of Report (Date of earliest event reported):
                                  July 7, 1998



                                PERRIGO COMPANY
               --------------------------------------------------
               (Exact name of registrant as specified in charter)





   MICHIGAN                        0-19725                        38-2799573
---------------                  -----------                   ----------------
(State of other                  (Commission                   (I.R.S. Employer
Jurisdiction of                  File Number)                   Identification
Incorporation)                                                      Number)




117 Water Street, Allegan, Michigan                                 49010
----------------------------------------                          ----------
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:
(616) 673-8451
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     ITEM 5.  Other Events

     The Perrigo Company announced a major restructuring plan designed to lower costs and improve operating efficiencies and financial performance. The restructuring involves closing of manufacturing facilities in California and Missouri and the intention to divest the company's personal care business.

     The Company estimated that the closures, consolidation of manufacturing operations and the write-down of assets would result in nonrecurring pre-tax charges of approximately $100 - 125 million in the fiscal year ending June 30, 1998, and an additional $5 - 10 million for operating loses and restructuring related expenses over the next 12 months. The restructuring is estimated to realize an on-going benefit to operating income of approximately $7 - 10 million annually. The Company will finalize a review of the charges prior to issuing year-end results in August.

     The Company has retained J. P. Morgan Securities, Inc. to explore strategic options to maximize the sale value of the personal care business.

     The Company noted that the nonrecurring charges will result in a net loss for both the fourth quarter and the fiscal year ending June 30, 1998. Fourth quarter fiscal 1998 earnings, excluding nonrecurring charges, are anticipated to be below expectations as a result of continued margin pressure due to declining profitability of personal care products, weak demand in higher margin OTC pharmaceutical products, increased expenses due to higher research and development costs, expenses related to new product launches, and greater than anticipated litigation charges.




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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               PERRIGO COMPANY
                                               (Registrant)



                                          By:  /s/ Thomas J. Ross
                                               -------------------------
Dated: July 7, 1998                            Thomas J. Ross
                                               Vice President-Finance